UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

February 6, 2014

INNOVUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

000-52991	90-0814124
(Commission File Number)	(IRS Employer Identification No.)

4275 Executive Square, Suite 200, La Jolla CA 92037
(Address of principal executive offices) (Zip code)

858-964-5123

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐   Pre-commencement communications pursuant to Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2014, our Board of Directors appointed Lynnette Dillen, CPA (age 45), to serve as our Executive Vice President, Chief Financial Officer. Prior to this appointment, Ms. Dillen served as our Vice President, Finance, a position she has held since September 2013.

Ms. Dillen is a seasoned financial executive with over 20 years of experience encompassing multiple industries. From 2006 until the present, she was a consultant and Chief Financial Officer to a number of private and public venture capital and investment banking-backed clients primarily in the life science and technology fields including STW Resources, Inc., Kultevat LLC and Splash AD, Inc. From 2003 to 2006, she was the Chief Financial Officer for the Catalina Restaurant Group, Inc. From 2000 to 2003, she was the Vice President of Corporate Finance at Wireless Knowledge, Inc. (a QUALCOMM and Microsoft joint venture). Prior to that time, from 1997 to 2000 she was the Director of Finance-Domestic for Blockbuster, Inc. and from 1993 to 1997 she was Director of Internal Audit for Chart House Enterprises, Inc. She started her career at Arthur Anderson LLP as a Senior Auditor and was there from 1990 to 1993. Ms. Dillen has a BS degree in accounting from Baylor University.

In connection with the appointment of Ms. Dillen as Executive Vice President, Chief Financial Officer, we entered into an employment letter with her on February 6, 2014. Under the terms of the employment letter, Ms. Dillen will earn a base salary of $200,000, increasing to $250,000 after six months of continued employment and an annual cash incentive bonus of 30% of her then base salary. In addition, Ms. Dillen is eligible to receive (1) a bonus of $100,000 when the Company raises financing of at least $4 million and (2) a bonus of $100,000 and a grant of 100,000 stock units when the Company is listed on Nasdaq, all subject to Ms. Dillen’s continued employment with the Company.

Ms. Dillen was also awarded 600,000 stock units that will vest according to the Company’s standard vesting plan. The vested portion of this stock unit grant will be settled with a like number of common shares upon her election anytime after vesting but no later than (1) the termination of Ms. Dillen’s employment, (2) a change in control of our Company, or (3) February 6, 2021.

Upon any termination of Ms. Dillen’s employment, Ms. Dillen will be entitled to all accrued and unpaid salary and benefits, certain personal computer and telecommunications equipment and the continuation of health benefits for a period of 9 months. In the event we terminate Ms. Dillen’s employment without cause or Ms. Dillen resigns for good reason, Ms. Dillen will be entitled to a severance payment equal to 9 months of her then base salary and continuation of health benefits for a period of 9 months.

Item 7.01    Regulation FD Disclosure.

On February 11, 2014, we issued a press release disclosing the appointment of Lynnette Dillen as Executive Vice President, Chief Financial Officer.

A copy of such press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued February 11, 2014

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 11, 2014

Innovus Pharmaceuticals, Inc.
By	/s/Bassam Damaj
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued February 11, 2014